FORT LAUDERDALE, Fla. - -(BUSINESS WIRE)- -Feb. 12, 1999- -Pediatrix Medical Group, Inc., (NYSE: PDX) was informed yesterday afternoon by KPMG LLP, that the Company needs to provide additional analyses regarding Pediatrix's accounts receivable in order for KPMG to complete the audit. Pediatrix believes that its accounts receivable are fairly stated.

KPMG has also informed the Company that its accounting policy regarding the capitalization of certain acquisition-related costs would not be acceptable to the Securities and Exchange Commission. The total after-tax amount of the acquisition related-costs is $1.3 million for 1998.

Pending resolution of these issues, and completion of the 1998 audit of the Company's financial statements, the possibility exists that Pediatrix will be required to restate previously reported earnings.

In a press release dated February 10, 1999, the Company announced that it expected to report earnings per share in excess of consensus analysts' estimates for 1998 and the fourth quarter, and that KPMG's audit work would be completed in approximately one week. Given the status of the audit process, Pediatrix can no longer express confidence to comment on the consensus analysts' estimates for 1998, or when KPMG will be able to complete its work associated with the 1998 audit.

Pediatrix was founded in 1979 and has evolved as a national physician group specializing in neonatal and perinatal care. The Company provides services to more than 125 neonatal intensive care units, eight pediatric intensive care units and three pediatrics departments.

Combined, Pediatrix and its subsidiaries employ approximately 350 physicians. Additional information is available on the Internet: http://www.pediatrix.com.

Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the ability to successfully identify suitable acquisition candidates and to complete those acquisitions on favorable terms and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.